Exhibit 99.1

Tapestry, Inc. Delivers Record First Quarter Revenue and EPS

  Delivered Revenue of Over $1.5 Billion, Representing Growth Compared to the Prior Year
  Drove a Gross Margin Increase of 250 Basis Points Versus Last Year
  Achieved Diluted EPS of $0.84 on a Reported Basis, Up 6% Versus Last Year, and $0.93 on a Non-GAAP Basis, Up 18% Versus Last Year, Exceeding Expectations
  Maintained Earnings and Operating Cash Flow Outlook for Fiscal Year 2024

Link to Download Tapestry’s Q1 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--November 9, 2023--Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal first quarter ended September 30, 2023.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We achieved record first quarter revenue and EPS as we continued to successfully advance our strategic growth agenda against a dynamic external backdrop. Our strong and consistent results demonstrate the power of brand building and customer centricity, underpinned by the creativity of our talented global teams and disciplined execution. During the quarter, we drove revenue gains at constant currency, significant gross margin expansion, and high-teens adjusted EPS growth. Importantly, we continued to invest in our brands and consumer engagement platform, reinforcing our commitment to driving innovation and cultivating lasting relationships with customers around the world.”

“As we move forward, we are in a position of strength with meaningful runway for sustainable growth. Through a relentless drive to fuel brand magic and deliver for our customers, we are confident in our ability to achieve organic top and bottom-line gains, supported by our data-driven, direct-to-consumer operating model that enables speed and agility. These advantages have powered Tapestry’s successful transformation and will unlock enhanced value for our stakeholders for years to come.”

Tapestry, Inc. Financial & Strategic Highlights

Throughout the first quarter, the Company advanced its strategic priorities to:

Build Lasting Customer Relationships

  Drove customer engagement across brands, acquiring approximately over 1.2 million new customers in North America alone, of which roughly half were Gen Z and Millennials.

Power Global Growth

  Achieved International revenue growth of 7% at constant currency, fueled by gains of 12% in Japan and 9% in Greater China;
  Delivered North America revenue approximately in-line with the prior year amid a difficult consumer demand environment, while fueling gross and operating margin expansion;
  Realized high-teens adjusted earnings per diluted share growth.

Deliver Compelling Omni-Channel Experiences

  Increased Direct-to-Consumer revenue by 1% at constant currency, supported by the Company’s data and analytics capabilities that continue to enhance each brand’s go-to-market strategies; results led by a low-single-digit increase in stores;
  Maintained strong positioning in Digital, which represented nearly 25% of revenue, roughly consistent with prior year or approximately three times above pre-pandemic levels.

Fuel Fashion Innovation and Product Excellence

  Delivered strong innovation, as success in new product and branding elements outperformed and fueled handbag AUR gains globally;
  Expanded gross margin by 250 basis points, benefiting from lower freight expense and operational outperformance;
  Maintained tight inventory control, ending the quarter with inventory levels 17% below the prior year, reflecting the Company’s focus on disciplined inventory management and a lower level of in-transits relative to last year.

Overview of Fiscal 2024 First Quarter Financial Results

  Net sales totaled $1.51 billion, slightly above the prior year. Excluding a 130 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue increased approximately 2% versus last year.
  Gross profit totaled $1.10 billion, while gross margin was 72.5%, which reflected a benefit of 150 basis points from lower freight expense, as well as operational improvements. This compared to prior year gross profit of $1.05 billion, representing a gross margin of 70.0%.
  SG&A expenses totaled $845 million and represented 55.8% of sales on a reported basis. On a non-GAAP basis, SG&A expenses totaled $825 million and represented 54.5% of sales. In the prior year period, SG&A expenses on both a reported and non-GAAP basis totaled $800 million, representing 53.1% of sales.
  Operating income was $253 million on a reported basis, while operating margin was 16.7%. On a non-GAAP basis, operating income was $273 million, while operating margin was 18.0%. This compares to reported and non-GAAP operating income of $254 million and a 16.9% operating margin in the prior year period.
  Net interest expense was $13 million on a reported basis and $7 million on a non-GAAP basis. This compared to net interest expense of $7 million in the prior year period on both a reported and non-GAAP basis.
  Other expense was $1 million. This compared to other expense of $11 million in the prior year period.
  Net income was $195 million, with earnings per diluted share of $0.84. On a non-GAAP basis, net income was $216 million, with earnings per diluted share of $0.93. In the prior year period, net income was $195 million, with earnings per diluted share of $0.79 on both a reported and non-GAAP basis. On a reported basis, the tax rate for the quarter was 18.2% or 18.3% on a non-GAAP basis. In the prior year period, the tax rate was 17.3% on both a reported and non-GAAP basis.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $639 million and total borrowings outstanding were $1.65 billion.
  Inventory of $943 million was below the prior year’s ending inventory of $1.14 billion.
  Cash flow from operating activities for the first fiscal quarter was an inflow of $75 million compared to an outflow of $170 million in the prior year. Free cash flow was an inflow of $54 million compared to an outflow of $198 million in the prior year. This included CapEx and implementation costs related to Cloud Computing of $29 million versus $47 million a year ago.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on December 26, 2023 to shareholders of record as of the close of business on December 8, 2023.

In the fiscal year, Tapestry continues to expect to return approximately $325 million to shareholders through dividend payments for an anticipated annual dividend rate of $1.40 per share, an increase of 17% versus prior year.

Acquisition of Capri Holdings Limited

On August 10, 2023, Tapestry, Inc. announced a definitive agreement to acquire Capri Holdings Limited, establishing a powerful global house of iconic luxury and fashion brands. This acquisition builds on Tapestry’s core tenets as consumer-centric brand-builders and disciplined operators, accelerating its strategic and financial growth agenda. The combination will:

  Expand the Company’s portfolio reach and diversification across consumer segments, geographies and product categories;
  Leverage Tapestry’s consumer engagement platform to drive direct-to-consumer opportunity;
  Unlock opportunity for significant cost synergies;
  Generate highly diversified, strong, and consistent cash flow;
  Power continued progress as a purpose-led, people-centered company; and,
  Create a path to deliver enhanced total shareholder returns.

Importantly, this transaction is expected to deliver strong double-digit EPS accretion on an adjusted basis and compelling ROIC.

The Company is continuing to make progress towards transaction close:

  On October 25, 2023, the shareholders of Capri Holdings Limited approved the transaction, satisfying one of the conditions to close.
  Tapestry is working to receive all required regulatory approvals, including responding to the U.S. Federal Trade Commission’s second request received on November 3, 2023. The Company remains confident in the ability to complete this transaction, with a close expected in calendar 2024, consistent with prior expectations.
  The Company continues to expect to fund the purchase through a combination of permanent financing, term loans, excess Tapestry cash and anticipated future cash flow, a portion of which will be used to pay certain of Capri’s existing outstanding debt. The Company’s financing strategy will support rapid debt paydown with prepayable debt in order to achieve its stated target of a gross leverage ratio of below 2.5x Debt/ adjusted EBITDA within 24 months post-close given the combined entity’s strong cash flow generation.
  Finally, integration planning efforts are moving forward as expected and the Company continues to project run-rate cost synergies of over $200 million achieved within three years of closing.

Non-GAAP Reconciliation

During the first fiscal quarter of 2024, Tapestry recorded certain items that decreased the Company’s pre-tax income by $26 million, net income by $21 million, and earnings per diluted share by $0.09. These items relate to acquisition costs, primarily associated with professional and financing fees.

Please refer to Financial Schedule 4 included herein for a detailed reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook

The Company is maintaining its Fiscal 2024 earnings per share and operating cash flow outlook as a stronger margin improvement is expected to fully offset a more modest revenue growth projection given the expectation for incremental currency headwinds and a more moderate operational outlook for Asia and North America.

Tapestry now expects the following for Fiscal 2024, which replaces all previous guidance and is provided on a non-GAAP basis:

  Revenue of approximately $6.7 billion, representing a slight increase to prior year on a reported basis. Excluding an FX headwind of approximately 150 basis points, Tapestry expects constant currency revenue growth of 2% to 3% compared to the prior year;
  Net interest expense of approximately $20 million;
  Tax rate of approximately 20%;
  Weighted average diluted share count of approximately 235 million shares;
  Earnings per diluted share of $4.10 to $4.15, representing approximately 6% to 7% growth compared to the prior year;
  Free cash flow of approximately $1.1 billion, excluding deal-related costs.

Please note this outlook assumes the following:

  Excludes revenue or earnings contribution and deal-related costs related to the proposed acquisition of Capri Holdings Limited, which is expected to close in calendar 2024;
  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  A gradual recovery in Greater China;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, November 9, 2023. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 4101321. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2024 second quarter results on Thursday, February 8, 2024.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “expectation,” “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “view,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, the impact of the Covid-19 pandemic, risks associated with operating in international markets and our global sourcing activities, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to protect against infringement of our trademarks and other proprietary rights, the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri Holdings Limited (“Capri”), the anticipated impact of the proposed acquisition of Capri on the combined company’s business and future financial and operating results, the anticipated closing date for the proposed acquisition of Capri, risks related to the availability of funding for our bridge loan facility associated with our proposed acquisition of Capri, the impact of pending and potential future legal proceedings, and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter Ended September 30, 2023 and October 1, 2022
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 30, 2023	October 1, 2022

Net sales	$1,513.2	$1,506.5
Cost of sales	415.5	451.9
Gross profit	1,097.7	1,054.6
Selling, general and administrative expenses	844.5	800.3
Operating income (loss)	253.2	254.3
Interest expense, net	13.3	7.4
Other expense (income)	1.4	10.7
Income (loss) before provision for income taxes	238.5	236.2
Provision (benefit) for income taxes	43.5	40.9
Net income (loss)	$195.0	$195.3
Net income (loss) per share:
Basic	$0.85	$0.81
Diluted	$0.84	$0.79
Shares used in computing net income (loss) per share:
Basic	228.3	241.5
Diluted	232.5	246.8

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter Ended September 30, 2023 and October 1, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	September 30, 2023	October 1, 2022	% Change vs. FY23	Constant Currency % Change FY23

Coach	$1,157.4	$1,119.3	3%	5%
Kate Spade	303.2	321.9	(6)%	(5)%
Stuart Weitzman	52.6	65.3	(19)%	(18)%
Total Tapestry	$1,513.2	$1,506.5	—%	2%

Schedule 3: Gross Profit by Segment

TAPESTRY, INC.
GROSS PROFIT BY SEGMENT
For the Quarter Ended September 30, 2023 and October 1, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	September 30, 2023	October 1, 2022

Coach	$867.6	$808.9
Kate Spade	198.9	207.8
Stuart Weitzman	31.2	37.9
Gross profit	$1,097.7	$1,054.6

Schedules 4 and 5: Condensed Consolidated Segment Data and Items Affecting Comparability

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 30, 2023
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Coach	$371.3	$—	$371.3
Kate Spade	26.6	—	26.6
Stuart Weitzman	(8.6)	—	(8.6)
Corporate	(136.1)	(19.6)	(116.5)
Operating income (loss)	$253.2	$(19.6)	$272.8

Net income (loss)	$195.0	$(21.3)	$216.3
Net income (loss) per diluted common share	$0.84	$(0.09)	$0.93

Supplemental Segment Data
	For the Quarter Ended September 30, 2023
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Coach	$496.3	$—	$496.3
Kate Spade	172.3	—	172.3
Stuart Weitzman	39.8	—	39.8
Corporate	136.1	19.6	116.5
SG&A expenses	$844.5	$19.6	$824.9
TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA
(in millions, except per share data)
(unaudited)

For the Quarter Ended October 1, 2022
GAAP Basis (As Reported)(1)

Coach	$339.2
Kate Spade	23.2
Stuart Weitzman	(5.1)
Corporate	(103.0)
Operating income (loss)	$254.3

Net income (loss)	$195.3
Net income (loss) per diluted common share	$0.79

Supplemental Segment Data
For the Quarter Ended October 1, 2022
GAAP Basis (As Reported)(1)

Coach	$469.7
Kate Spade	184.6
Stuart Weitzman	43.0
Corporate	103.0
SG&A expenses	$800.3

(1) There were no items affecting comparability in the quarter ended on October 1, 2022

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Condensed Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding Acquisition costs for the quarter ended on September 30, 2023. In addition, segment Operating Income (loss), Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding Acquisition costs for the quarter ended on September 30, 2023.

There were no items affecting comparability in the quarter ended October 1, 2022.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders. Adjusted EBITDA is calculated as Net Income, excluding, Interest expense, Provision for income taxes, Depreciation and amortization, Cloud computing amortization costs, Shared-based compensation and Items affecting comparability including Acquisition and Integration costs.

Schedule 6: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 30, 2023 and July 1, 2023
(in millions)

	(unaudited)	(audited)
	September 30, 2023	July 1, 2023
ASSETS
Cash, cash equivalents and short-term investments	$638.8	$741.5
Receivables	264.8	211.5
Inventories	942.5	919.5
Other current assets	562.9	491.0
Total current assets	2,409.0	2,363.5
Property and equipment, net	539.6	564.5
Operating lease right-of-use assets	1,352.1	1,378.7
Other assets	2,841.8	2,810.1
Total assets	$7,142.5	$7,116.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$386.5	$416.9
Accrued liabilities	487.1	547.1
Current portion of operating lease liabilities	295.6	297.5
Current debt	25.0	25.0
Total current liabilities	1,194.2	1,286.5
Long-term debt	1,629.9	1,635.8
Long-term operating lease liabilities	1,296.7	1,333.7
Other liabilities	606.0	583.0
Stockholders' equity	2,415.7	2,277.8
Total liabilities and stockholders' equity	$7,142.5	$7,116.8

Schedule 7: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
At September 30, 2023 and October 1, 2022
(in millions)

	(unaudited)	(unaudited)
	September 30, 2023	October 1, 2022
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$195.0	$195.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	44.3	43.8
Other non-cash items	49.7	(10.0)
Changes in operating assets and liabilities	(213.7)	(399.5)
Net cash provided by (used in) operating activities	75.3	(170.4)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(20.9)	(27.3)
Purchases of investments	(1.9)	(4.0)
Other items	—	178.1
Net cash provided by (used in) investing activities	(22.8)	146.8

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(80.2)	(72.7)
Repurchase of common stock	—	(94.9)
Other items	(69.2)	(58.6)
Net cash provided by (used in) financing activities	(149.4)	(226.2)
Effect of exchange rate on cash and cash equivalents	(7.1)	(13.5)

Net (decrease) increase in cash and cash equivalents	(104.0)	(263.3)
Cash and cash equivalents at beginning of period	$726.1	$789.8
Cash and cash equivalents at end of period	$622.1	$526.5

Schedule 8: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At July 1, 2023 and September 30, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 1, 2023	Openings	(Closures)	September 30, 2023
Coach
North America	330	—	—	330
International	609	3	(8)	604

Kate Spade
North America	205	—	(1)	204
International	192	2	(2)	192

Stuart Weitzman
North America	36	—	—	36
International	57	5	(1)	61

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com